A TECHNOLOGY COLLABORATION AGREEMENT
                 FOR THE DEVELOPMENT OF NON-GELATIN PAINTBALLS.


An agreement dated this 7th day of March 2000 by and among: BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC., a Nevada corporation (hereinafter referred to as BPRG) having offices situated at Unit 1, Norwood Road, March Cambridgeshire PE15 8QD, England; JT USA, L.P., a California limited partnership (hereinafter referred to as JT) having offices at 515 Otay Valley Road, Chula Vista, CA 91911, USA; and DYE PRECISION, INC., a California corporation (hereinafter referred to DYE) having offices at 8545 Arjons Drive, Suite F, San Diego, CA 92126. JT and DYE are hereinafter jointly and severally referred to as JTR.

WHEREAS: BPRG is directly or indirectly through its wholly owned subsidiaries the absolute and beneficial owner of all intellectual property relating to the XGeI(TM) Film System.

     JTR is a major supplier of equipment to, and a well established brand name internationally within, the paintball leisure pursuit.

     BPRG and JTR wish to collaborate with each other on an exclusive basis for the specific purpose and sole intent of developing a new kind of non-gelatin paintball by combining BPRG's XgeI (TM) Film System with JTR's expertise and knowledge of the product specifications and performance characteristics required by the paintball market in this regard.

     As part of this collaboration, BPRG desires to grant JTR certain exclusivity rights and rights of first refusal to market any non-gelatin paintball developed by BPRG.

It is agreed as follows: The parties hereto will each use their best endeavors to perform their respective obligations as set forth in this Agreement and with the specific intent of developing a commercially viable non- gelatin paintball, hereinafter referred to by the code name XGelball.
Obligations of BioProgress:
BPRG shall:
Commit such dedicated resources as may be reasonably required to produce samples of the XGelball within the Term as defined in Clause 5, below. Produce and provide to JTR such standard XGelball samples, in such limited quantities as reasonably requested by JTR, as may be reasonably required by JTR to carry out tests for trade and consumer acceptability of the XGelball, and any other tests deemed necessary by JTR to evaluate the XGelball samples.

Diligently and promptly attend to any and all reasonable requests made by JTR with regard to any amendments or modifications required to the XGelball samples from time to time. Supply JTR with all material safety, regulatory and specification data as may be reasonably required.

If commercially advantageous to do so, to assist JTR to obtain endorsements for the XGelball from environmental, vegetarian, religious, or other special interest groups.

Permit JTR to use BPRG's XGeI(TM) Millennium Award logo on packaging and in all sales and marketing collateral. Save for Clause 11, below, maintain as confidential any and all information disclosed by JTR or JTR's subsidiaries, agents, or representatives, pursuant to the Mutual Confidentiality Agreement between BPRG and JTR. Obligations of JTR:

JTR shall:
Provide BPRG with product samples, price information and performance specifications for upper, middle and lower end of market paintballs, and, further, loan to BPRG a paintball gun or guns considered by JTR to be most suitable for use in the development work subject of this Agreement.

Provide BPRG with all information reasonably determined by JTR to be required by BPRG to enable BPRG to meet BPRG's obligations under this Agreement.

Commit such human and financial resources to the project to conduct such tests, evaluation, consumer trials and market research on the XGelball as may be reasonably necessary, as determined by JTR in JTR's sole discretion, to determine the commercial potential of the XGelball.

In a timely manner, provide BPRG with the results of the tasks to be undertaken by JTR pursuant to Clause 3.3.

Subject to the completion of the project to the mutual satisfaction of the parties, and in consultation with BPRG, prepare a detailed marketing plan for the launch of the XGelball internationally, and provide to BPRG a copy of said plan. Save for Clause 11, below, maintain as confidential any and all information disclosed by BioProgress or BPRG pursuant to the Mutual Confidentiality Agreement between BPRG and JTR. Finance:

In contribution toward the costs to be incurred by BPRG in meeting its obligations under this Agreement, JTR shall pay to BPRG the amounts and at the times as follows:
On the date hereof the sum  CONFIDENTIALITY  REQUESTED.
On l April 2000, and thereafter on the first of each subsequent month during the Term of this Agreement (as defined at Clause 5, below), the sum of CONFIDENTIALITY REQUESTED.
Payment of all sums due under this Agreement shall be made by wire transfer for the account of BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC CONFIDENTIALITY REQUESTED.
Term of agreement: The Term of this agreement, unless terminated earlier in accordance with Clause 5.2 hereof, shall be six calendar months from the date hereof.
This Agreement shall be effective and continue for a minimum of three calendar months from the date hereof, and may be terminated by JTR for any or no reason at any time thereafter by JTR serving written notice of termination on BPRG.
In the event that JTR properly terminates the Agreement pursuant to Clause 5.2 then, provided that all payments due and outstanding at the date of termination have been paid in full to BPRG, JTR shall be forever relieved of any and all liabilities, no matter what kind and howsoever arising solely in connection with this Agreement.

Notwithstanding anything contained herein to the contrary, regardless of the termination of this Agreement, JTR shall have the exclusive rights, as set forth at Clause 6 and Clause 7, below, to distribute any and all non-gelatin paintballs developed by BPRG.

Exclusivity:

During the Term of this agreement, and for a minimum period of six (6) consecutive years from the date of this agreement, BPRG shall not enter into any discussions, negotiations, collaboration, or agreement with any third party for the development, marketing, distribution, sale, or other exploitation of non-gelatin based paintballs, unless and until one of the following has occurred: JTR, in JTR's sole and absolute discretion, has consented thereto in writing; or JTR, in JTR's sole and absolute discretion, has given BPRG written notification that JTR does not intend to pursue the commercial exploitation of non-gelatin based paintballs developed by BPRG; or JTR fails to meet the sales quotas established pursuant to Clause 7 of this agreement, if (i) BPRG and JTR have agreed to proceed to market and sell the XGelball on a commercial basis, and (ii) BPRG has timely provided JTR with sufficient quantities of XGelball paintballs at commercially reasonable prices as agreed by the Parties in the marketing plan pursuant to clause 3.5 above and as amended from time to time to reflect changes (if any) in the price of raw materials and which are beyond the reasonable control of BPRG in order for JTR to meet such sales quotas, and (iii) the failure of JTR is not attributable in any material respect to the failure of BPRG to perform under this agreement. JTR is in material breach of any provision of this Agreement and fails to rectify such material breach within sixty (60) days of receiving written notification of the same from BPRG. Commercial Exploitation of the XGelball: Subject to the parties hereto being satisfied in all respects as to the quality, suitability, commercial acceptance, pricing strategy and any and all other matters that could directly or indirectly affect the profitable commercial exploitation of the XGelball, then forthwith upon resolution of such matters it is the intention of the parties that, in a timely manner, they will negotiate in good faith to draft and execute a manufacturing and distribution agreement whereby JTR shall have the following rights:
CONFIDENTIALITY REQUESTED CONFIDENTIALITY REQUESTED Subject to all parties hereto being satisfied with the provisions of Clause 7.1 the parties agree that, in a timely manner, they will negotiate in good faith to draft and execute a manufacturing and distribution agreement to produce the XGelball, and said agreement may be in the form of a manufacturing license being granted by BPRG exclusively to JTR, or a joint venture between the parties, or the appointment of a third party contract manufacturer or any combination thereof. In the event that the parties are unable to agree upon a mutually satisfactory manufacturing and distribution agreement, then the exclusivity rights of JTR set forth in Clause 6, above, shall continue, and JTR shall have a right of first refusal to match (and enter into with BPRG) any other manufacturing agreement or distribution agreement that is in good faith proposed to be entered into between BPRG and any third party for the manufacture, sale, and/or distribution of the XGelball paintballs and/or any and all other BPRG non-gelatin paintballs. If JTR fails to exercise such right of first refusal, then the exclusivity rights of JTR shall expire, provided (i) BPRG shall not enter into or modify the terms of such third party contract unless and until the JTR is given the right of first refusal with respect to the same, (ii) BPRG enters into said third party contract on commercially terms that evidence the good faith of BPRG with respect to this right of first refusal in favor of JTR, and (iii) notwithstanding anything contained herein to the contrary, JTR shall continue to have the non-exclusive rights set forth at Clause 7.1.2, above. Sole Agreement and
Survival: With the exception of the Mutual Confidentiality Disclosure Agreement executed by the parties, and which shall persist during the Term and survive this Agreement, this is the sole agreement between them in respect of the subject matter and supersedes any and all prior agreements, whether written or oral and actual or implied. Intellectual Property: Any and all intellectual property existing in the XGelball to be developed by BPRG under this Agreement shall, during and after the Term and without limitation and regardless of the outcome of this Agreement or any future agreement between the parties, be vested in and shall remain the absolute property of BPRG, and forever JTR will not have any claim against and will not lay any claim thereto save for those rights expressly provided for herein. Arms Length Agreement: Other than provided for herein nothing in this Agreement, can or shall be construed as, or implied to be, the grant of rights by one party to another, nor does this Agreement constitute a partnership or joint venture between the parties. Announcements:
Both parties shall be at liberty to issue a statement announcing the execution of this Agreement; such statement shall be limited to a summary of its terms.
Enforceability: This Agreement shall be legally binding upon the parties hereto only in respect of the subject matter, and no party shall be liable to the other in respect of any and all other matters whatsoever, and howsoever arising. Law and Dispute Resolution: This agreement shall be construed in accordance with, and governed by the Laws of the State of Nevada. Any dispute, controversy, or claim arising out of or relating to this agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration under the UNCITRAL Arbitration Rules then in effect at the commencement of the arbitration. The case shall be administered by the arbitrator selected hereunder, and the administration shall in accordance with the UNCITRAL Arbitration Rules then in effect. Further, the following shall apply: Arbitration. Except to the extent that the parties agree in writing to any other method of resolution of a given dispute, in the event of any dispute arising between the parties, or any of them, or their successors-in-interest, concerning the enforcement, meaning or interpretation of this Agreement, or concerning the rights, duties, or obligations of the parties or their successors-in-interest, then such dispute shall, with reasonable promptness, be submitted to and determined by arbitration (under the UNCITRAL Arbitration Rules) in Vancouver, Canada, or such other sight mutually determined by the parties. Arbitration Final and Binding; No Punitive Damages. The decision of the arbitrator, including the determination of the amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relative to any matter under, arising out of or relating to this Agreement in any other forum. Arbitrator Selection. The arbitrator shall be selected by the parties, but if the parties cannot agree on the arbitrator, then the arbitrator shall be appointed by a neutral third party agreed upon by the parties. If a neutral third party cannot be agreed upon by the parties, then either party may petition the appropriate court in Vancouver, Canada, to appoint an arbitrator. Judgment on Arbitration Award. Judgment upon any arbitration award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of an arbitration award that includes an award of specific performance, the party so awarded the specific performance remedy, may, if such party so elects, institute proceedings in any court having jurisdiction of the specific performance of any such award. Stay of Defaults During Arbitration. No party shall be considered in default during the pendency of arbitration proceedings by virtue of a default with respect to matters which are the subject of such arbitration and which occur during the pendency of the arbitration. Venue for Arbitration. The parties hereby consent to jurisdictioion and venue in the City of Vancouver, Canada, for such arbitration. Costs and Attorney Fees to Prevailing Party. If any party shall bring an arbitration proceeding against the other party by reason of the breach of any covenant, warranty or condition hereof, or otherwise arising out of this Agreement, then the prevailing party in such proceeding shall be entitled to such prevailing party's costs of suit and reasonable attorneys' fees and accountants' fees, which shall be payable whether or not such action is prosecuted to judgment. "Prevailing party" within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums due, performance of covenants breached, or consideration substantially equal to the relief sought in the proceeding.

IN WITNESS WHEREOF the parties hereto have executed this TECHNOLOGY COLLABORATION AGREEMENT FOR THE DEVELOPMENT OF NON- GELATIN PAINTBALLS as of the date first above written. Signed:

A duly authorized officer for and on behalf of BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.


Signed:
President/Manager
A duly authorized officer for and on behalf of JT USA, L.P.


Signed:
President
A duly authorized officer for and on behalf of DYE PRECISION, INC.